THE OFFER TO PURCHASE

WESTERN ASSET INTERMEDIATE MUNI FUND INC. (THE “FUND”)

DATED JANUARY 22, 2015

OFFER TO PURCHASE FOR CASH UP TO 100% OF THE FUND’S OUTSTANDING

SERIES M MUNICIPAL AUCTION RATE CUMULATIVE PREFERRED STOCK

(THE “PREFERRED STOCK”)

AT 90% OF THE LIQUIDATION PREFERENCE

OF $25,000 PER SHARE (OR $22,500 PER SHARE), PLUS ANY UNPAID DIVIDENDS ACCRUED THROUGH THE TERMINATION DATE

THE OFFER WILL TERMINATE AT 5:00 PM NEW YORK CITY TIME ON FEBRUARY 20, 2015,

UNLESS THE OFFER IS EXTENDED

THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS THERETO, COLLECTIVELY CONSTITUTE THE “OFFER”) IS BEING MADE TO ALL PREFERRED STOCKHOLDERS AND IS CONDITIONED ON THE FUND’S ISSUANCE OF NEW PREFERRED STOCK WITH AN AGGREGATE LIQUIDATION PREFERENCE AT LEAST EQUAL TO THE AGGREGATE LIQUIDATION PREFERENCE OF PREFERRED STOCK ACCEPTED IN THE OFFER, AND CERTAIN OTHER CONDITIONS.

NONE OF THE FUND, ITS BOARD OF DIRECTORS, LEGG MASON PARTNERS FUND ADVISOR, LLC (“LMPFA”), THE FUND’S INVESTMENT MANAGER, OR WESTERN ASSET MANAGEMENT COMPANY (“WESTERN ASSET”), THE FUND’S SUBADVISER, MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER OR NOT TO TENDER SHARES IN THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND, ITS BOARD OF DIRECTORS, LMPFA OR WESTERN ASSET. THE FUND HAS BEEN ADVISED THAT NO DIRECTOR OR OFFICER OF THE FUND INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

IMPORTANT

Any holder (“Preferred Stockholder”) of the Fund’s Preferred Stock desiring to tender any portion of such holder’s Preferred Stock to the Fund should deliver such Preferred Stock pursuant to the procedures for book-entry transfers set forth in Section 3 of this Offer prior to the termination date of the tender offer. If your Preferred Stock is registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Preferred Stock for you. The Fund reserves the absolute right to reject Preferred Stock determined not to be tendered in appropriate form.

If you want to tender your Preferred Stock and your Preferred Stock is not immediately available, or you cannot comply with the procedures for book-entry transfers described in this Offer on a timely basis, you may tender such Preferred Stock by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase. The Fund may reject any tender not fully in compliance with these procedures.

Questions about how to tender your Preferred Stock and requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Deutsche Bank Trust Company Americas (the “Information Agent”) in the manner set forth on the last page of this Offer to Purchase.

To tender your Preferred Stock, you must follow the procedures described in this Offer to Purchase, the letter of transmittal and the other documents related to the Offer. If you do not wish to tender your Preferred Stock, you need not take any action.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

January 22, 2015

i

SUMMARY TERM SHEET

SECURITIES SOUGHT	Up to 100% of the Fund’s Series M Municipal Auction Rate Cumulative Preferred Stock

PRICE OFFERED PER SHARE	90% of the liquidation preference of $25,000 per share (or $22,500 per share), plus any unpaid dividends accrued through 5:00 p.m., New York City time, on February 20, 2015

SCHEDULED TERMINATION DATE	February 20, 2015

PURCHASER	Western Asset Intermediate Muni Fund Inc. This is an issuer tender offer.

The following are some of the questions that you may have and answers to those questions. You should carefully read this Offer to Purchase and the Fund’s Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the Offer.

What is the Offer?

The Board of Directors of Western Asset Intermediate Muni Fund Inc. (the “Fund”) has authorized the Fund to conduct a tender offer to purchase for cash up to 100% of the Fund’s Series M Municipal Auction Rate Cumulative Preferred Stock, par value $0.001 per share (the “Preferred Stock”), at 90% of the liquidation preference of $25,000 per share (or $22,500 per share), plus any unpaid dividends accrued through 5:00 p.m., New York City time, on February 20, 2015, or such later date to which the Offer is extended (the “Termination Date”), upon specified terms and subject to (i) the closing of the proposed private offering of New Preferred Stock (as defined and described in Section 5) and (ii) certain other conditions as set forth in the tender offer documents. The Preferred Stock is not listed on any securities exchange and there is no established trading market for the Preferred Stock.

Why is the Fund making the Offer?

The Offer is being made in connection with a proposal to refinance the Fund’s current leverage represented by the outstanding Preferred Stock. The Fund uses leverage to seek to enhance the distributions and investment return available over time to the Fund’s common stockholders by seeking to earn a rate of portfolio return (which includes the return related to investments made with proceeds from leverage) that exceeds the leverage costs. Consistent with patterns in the broader market for auction rate securities, beginning in mid-February 2008, each auction of the Preferred Stock has not attracted sufficient clearing bids for there to be a successful auction and the Fund believes that such auctions are unlikely to re-start in the near future, if at all. A failed auction is not a default on or loss of capital of, the Preferred Stock, and in the case of a failed auction, the Fund continues to pay dividends, but at the specified maximum rate rather than at a market clearing rate. However, as a result of the failed auctions, holders of the Preferred Stock who desire to sell their Preferred Stock have been unable to do so in the auction process. The Fund also believes that no well-established secondary market for auction rate securities exists today.

In light of the continued auction failures and the general market conditions for auction preferred stock, Legg Mason Partners Fund Advisor, LLC (“LMPFA”), the Fund’s investment manager, and Western Asset Management Company (“Western Asset”), the Fund’s subadviser, evaluated alternative leverage solutions that they believe would provide liquidity for the holders of the Preferred Stock and also be in the best interests of the Fund’s common stockholders and the Fund as a whole. In November 2014, the Board of Directors of the Fund approved a proposal presented by LMPFA and Western Asset to refinance the Fund’s current leverage by

(i) conducting the Offer for the Preferred Stock at a discounted price and (ii) issuing New Preferred Stock with an aggregate liquidation preference at least equal to the aggregate liquidation preference of Preferred Stock accepted in the Offer.

None of the Fund, its Board of Directors, LMPFA or Western Asset has made any recommendation to any stockholder as to whether to tender or refrain from tendering Preferred Stock. Stockholders are urged to evaluate carefully all information in the tender offer documents, consult their own investment and tax advisers and make their own decisions whether to tender or refrain from tendering their Preferred Stock.

Are there conditions to the Offer?

The Offer is conditioned upon the closing of the proposed private offering of New Preferred Stock. The Offer is also subject to certain other conditions as described in Section 12 of this Offer to Purchase.

When will the Offer terminate, and may the offer be extended?

The Offer will terminate at 5:00 p.m., New York City time, on February 20, 2015, unless extended. The Fund may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than 9:00 a.m. New York City time on the next business day after the Offer otherwise would have terminated. See Section 1 of this Offer to Purchase.

If you hold your Preferred Stock directly, you have until the termination of the Offer to decide whether to tender your Preferred Stock in the Offer. If your Preferred Stock is registered in the name of your broker or other Nominee Holder (as defined below), you may need to decide whether to tender your Preferred Stock in the Offer before the Termination Date, in order to allow such Nominee Holder time to tender your Preferred Stock. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to tender your Preferred Stock and provide to such Nominee Holder any other required materials.

How do I tender my Preferred Stock?

To tender Preferred Stock in the Offer, you must deliver the Preferred Stock to Deutsche Bank Trust Company Americas (the “Depositary”) not later than the time the Offer terminates. If your Preferred Stock is held in street name by your broker or other Nominee Holder, such nominee can tender your Preferred Stock through The Depository Trust Company. See Section 3 of this Offer, which describes procedures for tendering your Preferred Stock.

Is there any cost to me to tender?

No fees or commission will be payable to the Fund in connection with the Offer. However, if you own Preferred Stock through a broker or other Nominee Holder, and your broker or other Nominee Holder tenders your Preferred Stock on your behalf, your broker or other Nominee Holder may charge you a fee for doing so. You should consult your broker or other Nominee Holder to determine whether any charges will apply.

May I withdraw my Preferred Stock after I have tendered and, if so, by when?

Yes, you may withdraw your Preferred Stock at any time prior to the Termination Date. If your Preferred Stock is registered in the name of your broker of other Nominee Holder, contact that Nominee Holder to withdraw your tendered Preferred Stock. You may need to allow such Nominee Holder additional time to withdraw your tendered Preferred Stock. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Preferred Stock.

A withdrawal may not be rescinded, but withdrawn Preferred Stock may be re-tendered by following the tender procedures before the Offer terminates (including any extension period). See Section 4 of this Offer to Purchase.

How do I withdraw previously tendered Preferred Stock?

A notice of withdrawal of tendered Preferred Stock must be timely received by the Depositary, and must specify the name of the Preferred Stockholder who tendered the Preferred Stock and the number of shares of Preferred Stock being withdrawn (which must be all of the Preferred Stock tendered). See Section 4 of this Offer to Purchase.

May I place any condition on my tender of Preferred Stock?

No.

Is there a limit on the number of shares of Preferred Stock I may tender?

No.

Must I tender all of my Preferred Stock for repurchase?

No. You may tender for repurchase all or part of the Preferred Stock you own.

Does the Fund have the financial resources to make payment?

Assuming the Fund purchases 100% of its outstanding Preferred Stock at 90% of the liquidation preference of $25,000 per share (or $22,500 per share), the total cost, not including fees and expenses incurred in connection with the Offer, will be approximately $45,000,000, plus any unpaid dividends accrued through the Termination Date. The Fund intends to use the proceeds from the proposed private offering of New Preferred Stock and/or use cash on hand or sell securities in the Fund’s investment portfolio to pay the purchase price for Preferred Stock tendered and accepted for payment. See Section 5 of this Offer to Purchase.

Is my sale of Preferred Stock in the Offer a taxable transaction for U.S. federal income tax purposes?

For most Preferred Stockholders, yes. The sale of Preferred Stock pursuant to the tender offer by U.S. Preferred Stockholders (as defined in Section 7), other than those who are tax-exempt, will be a taxable transaction for U.S. federal income tax purposes, either as a sale or exchange, or, under certain circumstances, as a dividend. See Section 7 of this Offer to Purchase for a more detailed discussion of certain U.S. federal income tax consequences. Preferred Stockholders are advised to consult their own tax advisors.

Is the Fund required to complete the Offer and purchase all Preferred Stock tendered?

There are certain circumstances in which the Fund will not be required to purchase any Preferred Stock tendered as described in Section 12 of this Offer to Purchase.

Is there any reason Preferred Stock tendered will not be accepted?

In addition to those circumstances described in Section 12 of this Offer to Purchase in which the Fund is not required to accept tendered Preferred Stock, the Fund has reserved the right to reject any and all tenders determined by it not to be in appropriate form.

If Preferred Stock I tender is accepted by the Fund, how and when will payment be made?

If accepted for payment, the Fund will pay for all validly tendered and not withdrawn Preferred Stock promptly after the Termination Date for the Offer. The Fund will pay for your validly tendered and not withdrawn Preferred Stock in U.S. dollars by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Preferred Stock will be made only after timely receipt by the Depositary of the Preferred Stock, confirmation of a book-entry transfer of such Preferred Stock, and any other required documents as described in Section 3 of this Offer to Purchase.

What action need I take if I decide not to tender my Preferred Stock?

None.

If I decide not to tender my Preferred Stock in the Offer, how will the Offer affect my Preferred Stock?

If you decide not to tender your Preferred Stock, you will still own the same number of shares of Preferred Stock, and the terms of the Preferred Stock will remain the same. The Preferred Stock is not listed on any securities exchange and there is no established trading market for the Preferred Stock. Since mid-February 2008, the periodic auctions for the Preferred Stock have consistently “failed” because of insufficient demand (bids to buy shares) to meet the supply (shares offered for sale) at each auction. As a result, holders desiring to sell their Preferred Stock through auctions have been, and in the future may be, unable to do so and, even if they can sell their Preferred Stock, may only be able to sell at a substantial discount to the liquidation preference of Preferred Stock outside of the auction process. If you do not tender your Preferred Stock, the Fund cannot assure you that you will be able to sell your Preferred Stock in the future; you may be forced to hold the Preferred Stock indefinitely or you may have to sell your Preferred Stock at a significant discount to their liquidation preference of $25,000 per share.

However, the purchase price of the Preferred Stock reflects a 10% discount to the liquidation preference of $25,000 per share of Preferred Stock. As a result, Preferred Stockholders who tender their Preferred Stock for purchase by the Fund pursuant to this Offer will realize less than they are entitled to receive upon a liquidation of the Fund (to the extent assets are available in such liquidation). In addition, in the event the Fund were to effect a redemption of Preferred Stock pursuant to its terms, the Fund would be required to pay a redemption price per share equal to the sum of $25,000 plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared) to (but not including) the date fixed for redemption.

Any Preferred Stock that remains outstanding after the consummation of this Offer will rank pari passu with the New Preferred Stock (as defined in Section 5) that the Fund proposes to issue through a private offering.

How do I obtain additional information?

If you own Preferred Stock through a broker or other Nominee Holder, you can call your broker or other Nominee Holder. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery, the Notice of Withdrawal and all other tender offer documents should be directed to Deutsche Bank Trust Company Americas (the “Information Agent”), toll free at (877) 843-9767. Questions about how to tender your Preferred Stock should be directed to the Information Agent.

TO THE PREFERRED STOCKHOLDERS OF WESTERN ASSET INTERMEDIATE MUNI FUND INC.

INTRODUCTION

Western Asset Intermediate Muni Fund Inc., a Maryland corporation (the “Fund”) registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, diversified management investment company, hereby offers to purchase for cash up to 100% of its shares of Series M Municipal Auction Rate Cumulative Preferred Stock, par value $0.001 per share (the “Preferred Stock”), at 90% of the liquidation preference of $25,000 per share (or $22,500 per share), plus any unpaid dividends accrued through on or prior to 5:00 p.m., New York City time, on February 20, 2015, or such later date to which the Offer is extended (the “Termination Date”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the “Offer”). The depositary for the Offer is Deutsche Bank Trust Company Americas (the “Depositary”). The Fund has provided materials for the Offer to record holders on or about January 22, 2015.

THIS OFFER IS BEING EXTENDED TO ALL PREFERRED STOCKHOLDERS OF THE FUND AND IS CONDITIONED UPON THE FUND’S ISSUANCE OF NEW PREFERRED STOCK WITH AN AGGREGATE LIQUIDATION PREFERENCE AT LEAST EQUAL TO THE AGGREGATE LIQUIDATION PREFERENCE OF PREFERRED STOCK ACCEPTED IN THE OFFER, AND CERTAIN OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL. SEE SECTION 12 OF THIS OFFER TO PURCHASE.

NONE OF THE FUND, ITS BOARD OF DIRECTORS, LEGG MASON PARTNERS FUND ADVISOR, LLC (“LMPFA”), THE FUND’S INVESTMENT MANAGER, OR WESTERN ASSET MANAGEMENT COMPANY (“WESTERN ASSET”), THE FUND’S SUBADVISER, MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER OR NOT TO TENDER SHARES IN THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND, ITS BOARD OF DIRECTORS, LMPFA, OR WESTERN ASSET. THE FUND HAS BEEN ADVISED THAT NO DIRECTOR OR OFFICER OF THE FUND INTENDS TO TENDER ANY Preferred Stock PURSUANT TO THE OFFER.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

As of the date of this Offer to Purchase, there were 2,000 shares of Preferred Stock issued and outstanding.

No fees or commission will be payable to the Fund in connection with the Offer. However, if you own Preferred Stock through a broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), and your broker or other Nominee Holder tenders your Preferred Stock on your behalf, your broker or other Nominee Holder may charge you a fee for doing so. You should consult your broker or other Nominee Holder to determine whether any charges will apply.

Any Preferred Stock acquired by the Fund pursuant to the Offer will be retired automatically and will have the status of unissued shares. Tendering Preferred Stockholders may be obligated to pay brokerage fees or commissions or, subject to Instruction 4 of the Letter of Transmittal, transfer taxes on the purchase of Preferred Stock by the Fund.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

1. Terms of the Offer; Extension of the Offer; Amendment; Termination Date. Upon the terms and subject to the conditions set forth in the Offer, the Fund will accept for payment, and pay for, up to 100% of the Fund’s outstanding Preferred Stock validly tendered on or prior to 5:00 p.m., New York City time, on February 20, 2015, or such later date to which the Offer is extended (the “Termination Date”) and not withdrawn as permitted by Section 4.

The price to be paid for the Preferred Stock is an amount per share, net to the seller in cash, equal to 90% of the liquidation preference of $25,000 per share (or $22,500 per share), plus any unpaid dividends accrued through the Termination Date. Under no circumstances will interest be paid on the offer price for tendered Preferred Stock, regardless of any extension of or amendment to the Offer or any delay in paying for such Preferred Stock.

The Fund expressly reserves the right, in its sole and absolute discretion, at any time or from time to time, to extend the period of time during which the Offer is open by making a public announcement therefor. Any such announcement will be made no later than 9:00 a.m. New York City time on the next business day after the previously scheduled Termination Date. During the extension, all Preferred Stock previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Preferred Stockholder to withdraw his or her Preferred Stock.

The Fund also reserves the right, at any time and from time to time up to and including the Termination Date, to (a) upon the occurrence or non-occurrence, as applicable, of any of the conditions specified in Section 12 of this Offer to Purchase, the Fund may (i) terminate its Offer and not purchase or pay for any Preferred Stock or, (ii) subject to applicable law, postpone payment for Preferred Stock; and (b) amend its Offer in any respect by making a public announcement thereof. Such public announcement will be issued no later than 9:00 a.m. New York City time on the next business day after the previously scheduled Termination Date. Without limiting the manner in which the Fund may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law, the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement.

If the Fund materially changes the terms of its Offer or the information concerning its Offer, or if it waives a material condition of its Offer, the Fund will extend its Offer to the extent required by rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These rules require that the minimum period during which the Offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Fund increases or decreases the price to be paid for Preferred Stock, or the Fund decreases the number of shares of Preferred Stock being sought and (ii) its Offer is scheduled to terminate at any time earlier than the termination of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, its Offer will be extended at least until the termination of such period of ten business days.

When considering whether to tender Preferred Stock, Preferred Stockholders should be aware that the payment received pursuant to the Offer will be less than the amount that Preferred Stockholders would be entitled to receive upon redemption of such Preferred Stock under the terms of the Preferred Stock or upon a liquidation of the Fund (to the extent assets are available in such liquidation).

The Fund’s offer is being made to all of the Fund’s Preferred Stockholders. The Fund’s Offer is conditioned on (i) the closing of the proposed private offering of New Preferred Stock with an aggregate liquidation preference at least equal to the aggregate liquidation preference of Preferred Stock accepted in the Offer and (ii) certain other conditions as set forth in the Offer. See Section 12 of this Offer to Purchase for additional information about the conditions of this Offer.

Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the Offer in accordance with the terms as set forth in Section 2 below. Any extension, delay or termination will be followed as promptly as practicable by notification thereof.

2. Acceptance for Payment and Payment for Preferred Stock. Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment, and will pay cash for, Preferred Stock validly tendered on or before the Termination Date, and not properly withdrawn in accordance with Section 4, promptly after the Termination Date in accordance with the procedures set forth below. In all cases, payment for Preferred Stock tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of confirmation of a book-entry transfer of such Preferred Stock, and any other required documents as described in Section 3 of this Offer to Purchase. The Fund expressly reserves the right, in its sole and absolute discretion, to delay the acceptance for payment of, or payment for, Preferred Stock, in order to comply, in whole or in part, with any applicable law.

For purposes of the Offer, the Fund will be deemed to have accepted for payment Preferred Stock validly tendered and not properly withdrawn in accordance with Section 4, if and when it gives or causes to be given oral or written notice to the Depositary of its acceptance for payment of such Preferred Stock pursuant to the Offer. Payment for Preferred Stock accepted for payment pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for the tendering Preferred Stockholders for purposes of receiving payments from the Fund and transmitting such payments to the tendering Preferred Stockholders. Under no circumstances will interest on the purchase price for Preferred Stock be paid, regardless of any delay in making such payment. If the Fund increases the consideration to be paid for Preferred Stock pursuant to its Offer, the Fund will pay such increased consideration for all Preferred Stock purchased pursuant to this Offer.

If any tendered Preferred Stock is not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or is not accepted because of an invalid tender, such unpurchased Preferred Stock will be returned via credit to an account maintained at the Book-Entry Transfer Facility (as defined below), without expense to you, or to other persons at your discretion, as promptly as practicable following the termination of the Offer.

The purchase price of the Preferred Stock is an amount per share, net to the seller in cash, equal to 90% of the liquidation preference of $25,000 per share (or $22,500 per share), plus any unpaid dividends accrued through the Termination Date. If you own Preferred Stock through a broker or other Nominee Holder, and your broker or other Nominee Holder tenders your Preferred Stock on your behalf, your broker or other Nominee Holder may charge you a fee for doing so. You should consult your broker or other Nominee Holder to determine whether any charges will apply. Under the circumstances set forth in Instruction 4 of the Letter of Transmittal, Preferred Stockholders may be subject to transfer taxes on the purchase of Preferred Stock by the Fund.

3. Procedure for Tendering Preferred Stock. To tender Preferred Stock pursuant to the Offer, either (i) in the case you hold the Preferred Stock in book-entry form, you must comply with The Depository Trust Company’s Automated Tender Offer Program (“ATOP”) procedures in which the Depositary must receive delivery of such Preferred Stock pursuant to the procedures for book-entry transfer described below (and a timely confirmation of such delivery into its account at The Depository Trust Company through ATOP along with an Agent’s Message (as defined below)) by the Termination Date, (ii) in the case you hold physical certificates evidencing the Preferred Stock, you must deliver a properly completed and duly executed Letter of Transmittal to the Depositary, together with any required signature guarantees, or (iii) the guaranteed delivery procedures described below must be complied with.

Preferred Stockholders whose Preferred Stock is registered in the name of a broker or other Nominee Holder should contact such Nominee Holder if they desire to tender their Preferred Stock. Such Preferred Stockholders may need to inform their brokers or other Nominee Holders of any decision to tender Preferred Stock, and deliver any required materials, before 5:00 p.m., New York City time, on the Termination Date. You should consult your broker or other Nominee Holder to determine when you would need to inform such Nominee Holder of any decision to tender Preferred Stock and to deliver any required materials to them in order to tender your Preferred Stock.

Participants in the ATOP program must electronically transmit their acceptance of the Offer by causing The Depository Trust Company to transfer the Preferred Stock to the Depositary in accordance with ATOP procedures for transfer. The Depository Trust Company will then send an Agent’s Message to the Depositary.

Book-Entry Delivery. The Depositary will make a request to establish an account with respect to the Preferred Stock at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer promptly after the date of this Offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Preferred Stock by causing the Book-Entry Transfer Facility to transfer such Preferred Stock into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Preferred Stock may be effected through book-entry transfer, an Agent’s Message and any other required documents must, in any case, be received by the Depositary at its address set forth on the back cover of the Offer to Purchase by the Termination Date, or the guaranteed delivery procedure described below must be complied with. Delivery of any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary. “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation which states that (1) the Book-Entry Transfer Facility has received an express acknowledgment from the participant in its ATOP that is tendering the Preferred Stock that are the subject of such book-entry confirmation, (2) the participant has received, and agrees to be bound by, the terms of the Offer and (3) the Fund may enforce such agreement against such participant. Delivery of an Agent’s Message will also constitute an acknowledgment from the tendering participant that the representations described in this Offer are true and correct.

Guaranteed Delivery. If a Preferred Stockholder wishes to tender Preferred Stock pursuant to the Offer and cannot deliver such Preferred Stock and all other required documents to the Depositary by the Termination Date, or cannot complete the procedure for delivery by book-entry transfer on a timely basis, the Preferred Stockholder may nevertheless tender such Preferred Stock if all of the following conditions are met:

(i) for Preferred Stock held in street name, such tender is made by or through an eligible institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is received by the Depositary (as provided below) by the Termination Date; and

(iii) an Agent’s Message or a properly completed and duly executed letter of transmittal (or facsimile thereof) with any required signature guarantee and any other documents required by the letter of transmittal and, for Preferred Stock held in street name, confirmation of a book-entry transfer of such Preferred Stock into the Depositary’s account at the Book-Entry Transfer Facility, are received by the Depositary within three New York Stock Exchange (“NYSE”) trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or mail to the Depositary and must include a guarantee by an eligible institution in the form set forth in such Notice. The method of delivery of Preferred Stock and all other required documents, including through the Book-Entry Transfer Facility, is at your option and risk and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Backup Federal Income Tax Withholding. Backup withholding tax will be imposed on the gross proceeds paid to a tendering U.S. Preferred Stockholder (as defined in Section 7) unless the U.S. Preferred Stockholder provides such U.S. Preferred Stockholder’s taxpayer identification number (employer identification number or social security number) to the Depositary, certifies as to no loss of exemption from backup withholding and complies with applicable requirements of the backup withholding rules, or such U.S. Preferred Stockholder is otherwise exempt from backup withholding. Therefore, each tendering U.S. Preferred Stockholder should complete and sign the Internal Revenue Service (“IRS”) Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such U.S. Preferred Stockholder otherwise establishes to the satisfaction of the Depositary that such U.S. Preferred Stockholder is not subject to backup withholding. Certain U.S. Preferred Stockholders (including, among others, most corporations) are not subject to these backup withholding requirements. In addition, Non-U.S. Preferred Stockholders (as defined in Section 7) are subject to these withholding requirements. In order for a Non-U.S. Preferred Stockholder to qualify as an exempt recipient, that Non-U.S. Preferred Stockholder must submit an applicable IRS Form W-8 (generally, an IRS Form W-8BEN, W-8BEN-E or W-8ECI). Such statements can be obtained from the Depositary.

To prevent backup U.S. federal income tax withholding, each U.S. Preferred Stockholder who does not otherwise establish an exemption from such withholding must provide the Depositary with the U.S. Preferred Stockholder’s correct taxpayer identification number and provide certain other information by completing the IRS Form W-9 included in the Letter of Transmittal.

For a discussion of certain federal income tax consequences to tendering U.S. Preferred Stockholders, see Section 7.

All questions as to the validity, form, eligibility (including time of receipt), payment and acceptance for payment of any tender of Preferred Stock will be determined by the Fund in its sole and absolute discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any and all tenders of Preferred Stock it determines not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Preferred Stock. No tender of Preferred Stock will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Fund, its investment manager, LMPFA, or its subadviser, Western Asset, the Depositary, the Information Agent or any other person shall be under any duty to give notification of any defects or irregularities in tenders, nor shall any of the foregoing incur any liability for failure to give any such notification. The Fund’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

For a Preferred Stockholder that holds Preferred Stock in certificated form and not through the Depository Trust Company to validly tender Preferred Stock pursuant to the Offer, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be transmitted to and received by the Depositary at one of its addresses set forth on the last page of this Offer to Purchase.

Signatures on Letters of Transmittal must be guaranteed by a firm which is a broker, dealer, commercial bank, credit union, savings association or other entity and which is a member in good standing of a stock transfer association’s approved medallion program (such as STAMP, SEMP or MSP) (each, an “Eligible Institution”) unless (i) the Letter of Transmittal is signed by the registered holder of the Preferred Stock tendered or (ii) such Preferred Stock is tendered for the account of an Eligible Institution. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 10 of the Letter of Transmittal for further information.

Payment for Preferred Stock tendered and accepted for payment pursuant to the Offer will be made, in all cases, only after timely receipt of (i) an Agent’s Message or a properly completed and duly executed Letter of Transmittal (or facsimile thereof) for such Preferred Stock and (ii) any other documents required by the Letter of Transmittal. The tender of Preferred Stock pursuant to any of the procedures described in this Section 3 will constitute an agreement between the tendering Preferred Stockholder and the Fund upon the terms and subject to the conditions of the Offer.

The method of delivery of all required documents is at the election and risk of each tendering Preferred Stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

4. Rights of Withdrawal. Tenders of Preferred Stock made pursuant to the Offer may be withdrawn at any time prior to the Termination Date. If your Preferred Stock is registered in the name of your broker or other Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your tendered Preferred Stock. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Preferred Stock. After the Termination Date, Preferred Stock may not be withdrawn except as otherwise provided in this section.

To be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the last page of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered such Preferred Stock to be withdrawn, the number of shares of Preferred Stock to be withdrawn, and the names in which the Preferred Stock to be withdrawn are registered. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution. In addition, if the Preferred Stock tendered was held in book-entry form, such notice must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Preferred Stock.

All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by the Fund, in its sole and absolute discretion, which determination shall be final and binding. None of the Fund, LMPFA, Western Asset, the Depositary or any other person shall be under any duty to give notification of any defects or irregularities in any notice of withdrawal nor shall any of the foregoing incur any liability for failure to give such notification.

Withdrawals may not be rescinded and any Preferred Stock properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Preferred Stock may be re-tendered by following the procedures described in Section 3 of this Offer to Purchase at any time prior to the Termination Date.

5. Source and Amount of Funds; Effect of the Offer. If 100% of the outstanding Preferred Stock is purchased pursuant to the Offer, the estimated cost to the Fund, not including fees and expenses incurred in connection with the Offer, will be approximately $45,000,000 plus any unpaid dividends accrued through the Termination Date.

The Fund intends to use proceeds from a private offering (the “Private Offering”) of new preferred stock (“New Preferred Stock”), which is expected to close promptly after the Termination Date, and/or cash on hand and proceeds from the sale of securities in the Fund’s investment portfolio to pay the purchase price for Preferred Stock accepted for payment. See Section 12.

The issuance of New Preferred Stock would enable the Fund to replace any tendered Preferred Stock and maintain its current leverage levels. The cost of leverage to the Fund resulting from the issuance of New Preferred Stock is expected to vary over time and to differ from, and in many cases to exceed, the cost of leverage associated with the Preferred Stock.

The Private Offering is subject to customary closing conditions. The Fund does not have any alternative financing arrangements or alternative financing plans in the event the Private Offering fails to close.

Purchase Price in the Offer is Less than Liquidation Preference. The purchase price of the Preferred Stock reflects a 10% discount to the liquidation preference of $25,000 per share of Preferred Stock. As a result, Preferred Stockholders who tender their Preferred Stock for purchase by the Fund pursuant to this Offer will realize less than they are entitled to receive upon a liquidation of the Fund (to the extent assets are available in such liquidation). In addition, in the event the Fund were to effect a redemption of Preferred Stock pursuant to its terms, the Fund would be required to pay a redemption price per share equal to the sum of $25,000 plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared) to (but not including) the date fixed for redemption. The Fund may consider in the future, based upon circumstances existing at such time, what action, if any, to take with respect to any Preferred Stock that remains outstanding after this Offer, including a redemption of such Preferred Stock. The Fund, however, does not currently intend to redeem any Preferred Stock that remains outstanding after the Offer terminates.

If fewer than all of the outstanding Preferred Stock is tendered, the Fund expects to operate after the Offer with both Preferred Stock and New Preferred Stock outstanding, and the New Preferred Stock will rank pari passu with Preferred Stock.

Effect on Net Asset Value of Common Stock. Preferred Stockholders should note that the Offer is expected to result in accretion to the net asset value of the Fund’s shares of common stock, par value $0.001 (the “Common Stock”) following its Offer, because the tender price represents a 10% discount to the liquidation preference of $25,000 for each share of Preferred Stock, which is the amount a Preferred Stockholder would be entitled to receive, after payment of the Fund’s liabilities, in the event of a liquidation of the Fund (to the extent assets are available). In addition, the price to be paid in the Offer represents a discount to the amount payable upon a redemption of the Preferred Stock pursuant to its terms.

The Fund is required by law to pay for tendered Preferred Stock it accepts for payment promptly after the Termination Date of its Offer. Because the Fund will not know the number of Preferred Stock tendered until the Termination Date, the Fund will not know until the Termination Date the amount of cash required to pay for such Preferred Stock. If, on or prior to the Termination Date, the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Preferred Stock tendered, it may extend its Offer to allow additional time to raise sufficient cash.

Lack of Market for Preferred Stock. The Preferred Stock is not listed and does not trade on any securities exchange. Therefore, no trading market for the Preferred Stock has been established outside the auction process and no price history is available. In addition, since mid-February 2008, the auctions for the Preferred Stock have failed.

The number of shares of Preferred Stock outstanding subsequent to completion of the Offer will depend on the number of shares of Preferred Stock tendered and purchased in the Offer. Any Preferred Stock not tendered pursuant to the Offer will remain issued and outstanding until repurchased or redeemed by the Fund. Although it has no current plan to do so, if at some future point the Fund were to redeem the Preferred Stock in accordance with its terms, it would be required to pay the sum of the full liquidation preference of $25,000 per share plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared) to (but not including) the date fixed for redemption. As described above, there have not been sufficient clearing bids in the recent auctions to effect transfers of the Preferred Stock and there can be no assurance that there will be future liquidity for the Preferred Stock. In making any decision as to whether to effect a redemption of any Preferred Stock remaining outstanding following the consummation of the Offer, the Fund will take into account the particular facts and circumstances that may then exist, including its then current financial position and liquidity, the market for the investments held by the Fund, the distribution rate on the Preferred Stock and such other factors as the Fund deems relevant.

6. Purpose of the Offer. The purpose of the Offer is to provide liquidity for Preferred Stockholders and provide a benefit to the Fund and its holders of Common Stock (the “Common Stockholders”).

The Fund issued the Preferred Stock for purposes of investment leverage to augment the amount of investment capital available for use in the pursuit of the Fund’s investment objective. Through the use of leverage, the Fund, similar to other closed-end funds, sought to enhance the distributions and investment return available over time to the Common Stockholders by earning a rate of portfolio return (which includes the return related to investments made with the proceeds from leverage) that exceeds the leverage cost, typically over the long term.

Under market conditions as they existed prior to the first quarter of 2008, distribution rates on the Preferred Stock for each rate period generally were set at the market clearing rate determined through an auction process maintained and administered by unaffiliated broker-dealers that brought together bidders, who sought to buy Preferred Stock, and holders of Preferred Stock, who sought to sell their Preferred Stock. The terms of the Preferred Stock generally provide that, if an auction fails to establish a market clearing rate (because of an imbalance of sell orders over bids), the distribution payment rate over the next distribution period is set at the “Maximum Rate” and holders will continue to hold their Preferred Stock. As a result, in a failed auction, holders of Preferred Stock who desire to sell their Preferred Stock are unable to do so. A failed auction is not a default under the terms of the Preferred Stock. In the case of a failed auction, the Fund continues to pay distributions, but at the specified Maximum Rate rather than at a market clearing rate.

Consistent with patterns in the broader market for auction rate securities, beginning in mid-February 2008, each auction of the Preferred Stock has not attracted sufficient clearing bids for there to be a successful auction. As a result, the Maximum Rate has been triggered and holders attempting to sell their Preferred Stock through such auctions have been unsuccessful.

The periodic auctions for auction rate securities like the Preferred Stock are not occurring, and the Fund believes that such auctions are unlikely to re-start in the near future, if at all. The Fund also believes that no well-established secondary market for auction rate securities exists today.

The Fund has sought to provide liquidity to Preferred Stockholders and benefit Common Stockholders, without impairing the Fund’s ability to maintain its investment leverage. By offering to purchase the Preferred Stock at a discount and by conditioning the Offer on the Fund closing on the proposed issuance of New Preferred Stock with an aggregate liquidation preference at least equal to the aggregate liquidation preference of Preferred Stock accepted in the Offer, the Fund believes that it will be able to achieve these objectives.

NONE OF THE FUND, ITS BOARD OF DIRECTORS, LMPFA, OR WESTERN ASSET, MAKES ANY RECOMMENDATION TO ANY PREFERRED STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OF SUCH PREFERRED STOCKHOLDER’S SHARES, AND NONE OF SUCH PERSONS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. PREFERRED STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES.

7. Federal Income Tax Consequences of the Offer. The following discussion describes certain U.S. federal income tax consequences of tendering Preferred Stock in the Offer. Except where noted, it deals only with Preferred Stock held as capital assets by a U.S. Preferred Stockholder and does not deal with special situations, such as those of dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, tax-exempt organizations, insurance companies, U.S. expatriates, persons liable for the alternative minimum tax, persons holding Preferred Stock as a part of a hedging, conversion or constructive sale transaction or a straddle or U.S. Preferred Stockholders whose functional currency is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal

Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. Preferred Stockholders should consult their own tax advisors concerning the U.S. federal income tax consequences of participating in the Offer in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

If a partnership holds Preferred Stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Preferred Stock, you should consult your tax advisors.

As used herein, a “U.S. Preferred Stockholder” means a Preferred Stockholder that is (i) a citizen or individual resident of the U.S., (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if it (x) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Preferred Stockholder” is a Preferred Stockholder that is neither a U.S. Preferred Stockholder nor a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes).

U.S. Preferred Stockholders. An exchange of Preferred Stock for cash in the Offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the exchange, a tendering U.S. Preferred Stockholder will, depending on such U.S. Preferred Stockholder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the Preferred Stock or as receiving a dividend distribution from the Fund. Under Section 302(b) of the Code, a sale of Preferred Stock pursuant to the Offer generally will be treated as a sale or exchange if the receipt of cash by the U.S. Preferred Stockholder: (a) results in a complete termination of the U.S. Preferred Stockholder’s interest in the Fund, or (b) is not essentially equivalent to a dividend with respect to the U.S. Preferred Stockholder. In determining whether either of these tests has been met, Preferred Stock actually owned, as well as Preferred Stock considered to be owned by the U.S. Preferred Stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. The sale of Preferred Stock pursuant to the Offer generally will be treated as “not essentially equivalent to a dividend” with respect to a U.S. Preferred Stockholder if the reduction in the U.S. Preferred Stockholder’s proportionate interest in the Fund’s stock as a result of the Fund’s purchase of Preferred Stock constitutes a “meaningful reduction” of the U.S. Preferred Stockholder’s interest.

If any of the above two tests for sale or exchange treatment is met, a U.S. Preferred Stockholder will recognize gain or loss equal to the difference between the price paid by the Fund for the Preferred Stock purchased in the Offer (which price would not include, for these purposes, any amount attributable to unpaid dividends that have been declared and have accrued through the Termination Date, the treatment of which is described below) and the U.S. Preferred Stockholder’s adjusted basis in such Preferred Stock. If such Preferred Stock is held as a capital asset, the gain or loss will be capital gain or loss. Any such capital gain or loss will generally be short-term capital gain or loss if the Preferred Stock have been held for one year or less and long-term capital gain or loss if the Preferred Stock have been held for more than one year. However, any losses realized by a U.S. Preferred Stockholder who has held his or her Preferred Stock for six months or less will be disallowed to the extent of any “exempt-interest dividends” received with respect to such Preferred Stock and, if not disallowed, will be treated as long-term capital losses to the extent of any “capital gain dividends” received (or amounts designated as undistributed capital gains) with respect to such Preferred Stock. The maximum tax rate applicable to capital gains recognized by individuals and other non-corporate taxpayers is (i) the same as the applicable ordinary income rate for short-term capital gains or (ii) 20% for long-term capital gains. The deductibility of capital losses is subject to limitations. To the extent that a U.S. Preferred Stockholder receives any amount attributable to unpaid dividends that have been declared and have accrued through the Termination Date, such amount generally will be treated as a dividend taxable as ordinary income to the extent of such U.S.

Preferred Stockholder’s allocable share of the Fund’s current or accumulated earnings and profits, unless the Fund properly designates such dividend as an “exempt-interest dividend” (exempt from regular federal income tax) or a “capital gain dividend” (taxable at long-term capital gain rates). Such dividend generally will not be eligible for the dividends received deduction allowed to corporations or for the reduced rates applicable to certain qualified dividend income received by non-corporate Preferred Stockholders.

If the requirements of Section 302(b) of the Code are not met, amounts received by a U.S. Preferred Stockholder who sells Preferred Stock pursuant to the Offer will be treated as a dividend to the extent of such U.S. Preferred Stockholder’s allocable share of the Fund’s current or accumulated earnings and profits. Any such dividend generally will be taxable as ordinary income unless the Fund properly designates such dividend as an “exempt-interest dividend” (exempt from regular federal income tax) or a “capital gain dividend” (taxable at long-term capital gain rates). Such dividend generally will not be eligible for the dividends received deduction allowed to corporations or for the reduced rates applicable to certain qualified dividend income received by non-corporate Preferred Stockholders. To the extent that cash received in exchange for Preferred Stock is treated as a dividend to a corporate U.S. Preferred Stockholder, such corporate U.S. Preferred Stockholder may be subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate U.S. Preferred Stockholders should consult their tax advisors concerning the application of the “extraordinary dividend” provisions in their particular circumstances. To the extent that amounts received exceed such U.S. Preferred Stockholder’s allocable share of the Fund’s current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such U.S. Preferred Stockholder’s Preferred Stock and any amounts in excess of the U.S. Preferred Stockholder’s adjusted basis will constitute taxable gain. Any remaining adjusted basis in the Preferred Stock tendered to the Fund will be transferred to any remaining Preferred Stock held by such U.S. Preferred Stockholder.

Non-U.S. Preferred Stockholders. The U.S. federal income taxation of a Non-U.S. Preferred Stockholder with respect to an exchange of Preferred Stock for cash pursuant to the Offer will depend on the tax characterization of the transaction, determined in the same manner as discussed above for U.S. Preferred Stockholders. Generally, if the exchange is treated as a sale or exchange under Section 302(b) of the Code, any gain realized by a Non-U.S. Preferred Stockholder will not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a trade or business carried on in the U.S. by such Non-U.S. Preferred Stockholder (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment) or (ii) the Non-U.S. Preferred Stockholder is an individual who is physically present in the U.S. for 183 days or more during the taxable year of the sale and certain other conditions are met.

If, however, all or a portion of the proceeds received by a tendering Non-U.S. Preferred Stockholder is treated for U.S. federal income tax purposes as a distribution by the Fund that is a dividend (including any amount attributable to unpaid dividends that have been declared and have accrued through the Termination Date), absent a statutory exemption, the dividend received or deemed received by the Non-U.S. Preferred Stockholder will be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty). Therefore, an applicable withholding agent may withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Preferred Stockholder unless the agent determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the U.S. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-U.S. Preferred Stockholder must deliver a properly completed and executed IRS Form W-8BEN or W-8BEN-E. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the U.S., a Non-U.S. Preferred Stockholder must deliver a properly completed and executed IRS Form W-8ECI. A Non-U.S. Preferred Stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Preferred Stockholder meets one of the “complete termination” or “not essentially equivalent to a dividend” tests described above or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Preferred Stockholders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

In addition, a Non-U.S. Preferred Stockholder (other than an individual) may be subject to a 30% withholding tax under Sections 1471-1474 of the Code (such Sections commonly referred to as “FATCA”) unless such Non-U.S. Preferred Stockholder establishes an exemption from such withholding tax under FATCA, typically on IRS Form W-8BEN-E.

Backup Withholding. See Section 3 with respect to the application of backup withholding on payments made to Preferred Stockholders.

The tax discussion set forth above is included for general information only. Each Preferred Stockholder is urged to consult his or her own tax advisor to determine the particular tax consequences to him or her of the Offer, including the applicability and effect of state, local and foreign tax laws.

8. Selected Financial Information. The audited financial statements of the Fund for the period from December 1, 2012 through November 30, 2013 appear in the Fund’s Annual Report to Stockholders for the year ended November 30, 2013. The 2013 Annual Report has previously been provided to stockholders of the Fund and is incorporated by reference herein. The unaudited, semi-annual financial statements of the Fund for the period ended May 31, 2014 appear in the Fund’s Semi-Annual Report to Stockholders for the period ended May 31, 2014. The Semi-Annual Report has previously been provided to stockholders and is incorporated by reference herein. The audited financial statements of the Fund for the period from December 1, 2013 through November 30, 2014 will appear in the Fund’s Annual Report to Stockholders for the year ended November 30, 2014. The 2014 Annual Report is expected to be available on or about January 29, 2015 and, when available, will be provided to stockholders of the Fund and incorporated by reference herein. Copies of the 2013 Annual Report, the Semi-Annual Report and the 2014 Annual Report (when available) can be obtained for free at the website of the Securities and Exchange Commission (the “SEC”) (http://www.sec.gov).

9. Certain Information Concerning the Fund, the Investment Manager and the Subadviser. The Fund is a closed-end, diversified management investment company incorporated under the laws of the State of Maryland. The Fund commenced investment operations on March 2, 1992. The Fund’s investment objective is to provide Common Stockholders a high level of current income exempt from regular federal income taxes consistent with prudent investing. The principal executive offices and business address of the Fund are located at 620 Eighth Avenue, New York, New York 10018. The Fund’s business telephone number is 1-888-777-0102.

LMPFA is a wholly-owned subsidiary of Legg Mason, Inc. (“Legg Mason”). LMPFA is a limited liability company organized under the laws of Delaware on April 6, 2006 and an investment adviser registered under the Investment Advisers Act of 1940, as amended. The principal business address of LMPFA is 620 Eighth Avenue, New York, New York, 10018. The Fund is sub-advised by Western Asset, an affiliate of LMPFA. The principal business address of the Subadviser is 385 East Colorado Boulevard, Pasadena, California 91101.

The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. The Fund has also filed an Offer to Purchase on Schedule TO with the SEC. Such reports and other information should be available for inspection at the public reference room at the SEC’s office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The Fund’s filings are also available to the public on the SEC’s internet site (http://www.sec.gov). Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549.

10. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Preferred Stock. The Directors and executive officers of the Fund and the aggregate number and percentage of the Preferred Stock each of them beneficially owns as of December 31, 2014 is set forth in the table below. The address of each of them is in care of the Fund at 620 Eighth Avenue, New York, New York 10018.

Name and Position	Number of Preferred Stock Beneficially Owned	Percentage of Preferred Stock Beneficially Owned
Non-Interested Directors
Robert D. Agdern Director and Member of the Audit and Nominating Committees	0	0%
Carol L. Colman Director and Member of the Audit and Nominating Committees	0	0%
Daniel P. Cronin Director and Member of the Audit and Nominating Committees	0	0%
Paolo M. Cucchi Director and Member of the Audit and Nominating Committees	0	0%
Leslie H. Gelb Director and Member of the Audit and Nominating Committees	0	0%
William R. Hutchinson Director and Member of the Audit and Nominating Committees	0	0%
Eileen Kamerick Director and Member of the Audit and Nominating Committees	0	0%
Riordan Roett Director and Member of the Audit and Nominating Committees	0	0%
Interested Director:
Kenneth D. Fuller Director, Chairman, President and Chief Executive Officer	0	0%
Officers:
Kenneth D. Fuller Director, Chairman, President and Chief Executive Officer	0	0%
Richard F. Sennett Principal Financial Officer	0	0%
Ted P. Becker Chief Compliance Officer	0	0%
Robert I. Frenkel Secretary and Chief Legal Officer	0	0%
Steven Frank Treasurer	0	0%
Thomas C. Mandia Assistant Secretary	0	0%
Vanessa A. Williams Identity Theft Prevention Officer	0	0%
Jeanne M. Kelly Senior Vice President	0	0%

Neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s officers or Directors, any person controlling the Fund, or any executive officer or director of any corporation or other person ultimately in control of the Fund, has effected any transaction in Preferred Stock during the past 60 days.

Other than as set forth in the Offer, neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s officers or Directors is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly to the Offer with respect to any securities of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Based upon information provided or available to the Fund, no Director, officer or affiliate of the Fund intends to tender Preferred Stock pursuant to this Offer.

11. Certain Legal Matters; Regulatory Approvals. The Fund is not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Preferred Stock by the Fund as contemplated herein. Should any such approval or other action be required, the Fund currently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Preferred Stock tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Fund’s business. The Fund’s obligations under the Offer to accept for payment and pay for Preferred Stock are subject to certain conditions described in Section 12.

12. Certain Conditions to the Offer. Notwithstanding any other provision of the Offer, the Fund will not commence the Offer or accept tenders of the Fund’s Preferred Stock if (a) the Fund is unable to close on, on terms acceptable to the Fund, the proposed issuance of New Preferred Stock with an aggregate liquidation preference at least equal to the aggregate liquidation preference of Preferred Stock accepted in the Offer; (b) such transactions, if consummated, would (i) result in delisting of the Fund’s Common Stock from the New York Stock Exchange (the “NYSE”), (ii) impair the Fund’s status as a regulated investment company under the Code (which would make the Fund a taxable entity, causing the Fund’s income to be taxed at the fund level in addition to the taxation of Preferred Stockholders who receive distributions from the Fund) or (iii) result in a failure to comply with the applicable asset coverage requirements; (c) there is any (i) legal or regulatory action or proceeding instituted or threatened challenging such transaction, (ii) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s) (including NASDAQ), (iii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State, (iv) limitation affecting the Fund imposed by federal or state authorities on the extension of credit by lending institutions, (v) outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the good faith judgment of the Board of Directors of the Fund, impractical or inadvisable to proceed with the Offer, or (vi) other event which, in the judgment of the Board of Directors, would have a material adverse effect on the Fund if the Offer was consummated; or (d) the Board of Directors of the Fund determines in good faith that effecting any such transaction would constitute a breach of its fiduciary duty owed to the Fund or its Preferred Stockholders.

The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any such conditions or may be waived by the Fund in whole or in part at any time and from time to time in its sole and absolute discretion. The failure by the Fund at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section shall be final and binding on all parties.

Notification shall be provided of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

If the Offer is suspended, postponed or terminated, the Fund will provide notice to Preferred Stockholders of such suspension, postponement or termination.

In order to facilitate the Offer, if you own Preferred Stock through a broker or other Nominee Holder, when your broker or other Nominee Holder tenders your Preferred Stock on your behalf, your broker or other Nominee Holder will be required to provide the Depositary with additional contact information for its “auction department” (or similar department), or whoever at your broker or other Nominee Holder submits auction instructions for the Preferred Stock on its behalf. If your broker or other Nominee Holder is unable to provide this contact information, the Fund, in its sole discretion, may waive this requirement.

13. Fees and Expenses. The Fund does not currently anticipate paying any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Preferred Stock purchased pursuant to the Offer. The Fund will reimburse such persons for customary handling and mailing expenses incurred in forwarding the Offer. No such broker, dealer, commercial bank, trust company or other person has been authorized to act as agent of the Fund or the Depositary for purposes of the Offer.

The Fund has retained Deutsche Bank Trust Company Americas to act as Depositary and Information Agent. The Depositary and the Information Agent will receive reasonable and customary compensation for its services and will also be reimbursed for certain out of pocket expenses, and will be indemnified against certain liabilities by the Fund.

14. Miscellaneous. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Preferred Stock in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Fund may, in its sole and absolute discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction.

The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of Preferred Stock in connection therewith would not be in compliance with the laws of such jurisdiction. Consequently, the Offer is currently being made to all holders of Preferred Stock. However, the Fund reserves the right to exclude Preferred Stockholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of Preferred Stockholders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.

15. Contacting the Depositary and the Information Agent. The Letter of Transmittal and any other required documents should be sent by each Preferred Stockholder of the Fund to the Depositary as set forth below.

The Depositary for the Offer is:

Deutsche Bank Trust Company Americas

Facsimile Copy Number: (615)866-3889

Toll Free: (877) 843-9767

By Mail or Overnight Courier:

DB Services Americas, Inc.

Attn: Reorganization Unit

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256

Questions about how to tender your Preferred Stock and requests for additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery, the Notice of Withdrawal and other documents may be directed to the Information Agent at its telephone number and location listed below.

The Information Agent for the Offer is:

DEUTSCHE BANK TRUST COMPANY AMERICAS

Toll Free: (877) 843-9767

WESTERN ASSET INTERMEDIATE MUNI FUND INC.

January 22, 2015